Exhibit 10.24

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement” ) is made and entered into on December 1, 2022 (“Effective Date”) by and between Global Career Networks, Inc., (for purposes of this Agreement and any related Project Agreement, “Company” means any and all of its affiliates) a Delaware corporation, with its principal place of business at 1858 Pleasantville Road, Suite 110, Briarcliff Manor, NY 10510 (the “Company”), and Mangoceuticals, Inc. (a Tx corporation, d/b/a Mango Rx), with its principal place of business at 15110 N. Dallas Pkwy, Suite 600, Dallas, TX 75248 (the “Client”). The Company and Client may be referred to collectively as the “Parties” or singularly as a “Party” to this Agreement.

RECITALS

WHEREAS, Client desires to purchase services from the Company (the “Services”) in accordance with the terms and conditions set forth in this Agreement and in the Project Agreement(s) (“PA”) executed for each project. Company will provide the Services solely to the extent specified in a PA.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the terms below.

1. Term and Termination

This Agreement shall be in full force and effect commencing as of the Effective Date and shall have an initial term of one (1) year (the “Term”). The Parties may elect to renew this Agreement for additional one-year terms upon mutual written agreement. Either party may terminate this Agreement for any reason or no reason by providing at least sixty (60) days prior written notice to the other party. In addition, either party may suspend its performance under or terminate this Agreement immediately upon written notice at any time if: (i) the other party is in material breach of any warranty, term, condition or covenant of this Agreement and where such breach is remediable, fails to cure such breach within thirty (30) days after receipt of written notice of such breach; or (ii) the other party shall be adjudicated bankrupt or shall petition for or consent to any relief under any bankruptcy, reorganization, receivership, liquidation, compromise, or any moratorium statute, whether now or hereafter in effect, or shall make an assignment for the benefit of its creditors, or shall petition for the appointment of a receiver, liquidator, trustee or custodian for all or a substantial part of its assets, or if a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment.

2. Data Records

Company may use sector-specific data (“Data”) for the specific purpose as set forth on a Project Agreement. The Company retains all original rights to such Data. The Client cannot assign, transfer, share, or in any other manner allow a third party to use the Data. The Company will have the right to communicate with any contacts or data elements that are used during or after the Term of this Agreement.

3. Services

Company shall provide to the Client the Services for the specific price set forth in a Project Agreement. After an initial review and assessment of the Client’s business, the Company shall suggest a comprehensive plan based on the Client’s needs. Project specifications will be executed between the Company and Client and added to the Project Agreement.

4. Fees

Client agrees to pay Company or its assigns the fees as described in each Project Agreement (the “Fees”), which shall be incorporated as part of this Agreement, for the Company’s provision of the Services. Unless otherwise stated in the applicable PA, payment is due by Client, in advance, upon execution of each PA. All Company’s fees and charges are exclusive of all applicable taxes. As of the effective date of the PA (the “PA Effective Date”) the Services are exempt of taxes under governing law. The Parties agree that if during the term of a PA the Services tax exception status changes, Client will be responsible for payment of all taxes in connection with the Agreement. Each Party will be responsible for its own income, employment, and property taxes. Client agrees and acknowledges that the Fee set out in a PA, once paid, is non-refundable (even in the event of termination or any other reason) and non-creditable against other fees payable in connection with another PA.

5. Independent Contractor

Any Services rendered by the Company shall be rendered as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the Parties to this Agreement. Client shall not make or owe any social security, worker’s compensation or unemployment insurance payments on behalf of the Company.

6. Time, Place & Manner of Performance

Company shall be available for advice and counsel to the officers and directors of Client on matters related to the Services provided such reasonable and convenient times and places may be mutually agreed upon. Unless otherwise stated herein, the time, place and manner of performance of any Services described herein, including the amount of time to be allocated by Company to any specific service, shall be determined at the sole discretion of Company.

7. No Guarantee

The Parties hereto acknowledge and agree that the Company cannot guarantee any specific results from the Data and/or the provision of the Services. Company shall perform the Services in a professional manner and in accordance with good industry practice.

8. Assignment

Neither this Agreement nor any of the Project Agreements nor any of the rights, interests or obligations hereunder may be assigned by either Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9. Amendments

Either Party may request mutually agreed changes to this Agreement. Any changes, modifications, revisions or amendments to this Agreement which are mutually agreed upon by and between the Parties to this Agreement shall be incorporated by written instrument, and effective when executed and signed by all Parties to this Agreement.

10. Confidentiality, Non-Solicitation and Non-Circumvent

The Parties agree to keep this Agreement confidential and may not disclose either the existence or the terms of the Agreement to third parties without the prior written consent of the other Party. The Client shall not solicit, recruit, or attempt to persuade any person in the Company or one of its related entities to terminate such person’s employment, whether or not such person is a full-time employee and whether or not such employment is pursuant to a written agreement or is at-will. The Client shall not use any of the Company’s intellectual property, including its Data for any purposes not delineated in a Project Agreement.

11. Mutual Indemnification

Because each party must at all times rely upon the accuracy and completeness of the information supplied to it by the other Parties, each Party unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless the other Parties and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, attorneys, representatives, contractors, successors and assigns (Company and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, the delivery of Data pursuant to the Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement (“Indemnified Claim”).

Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any actual or alleged misstatement of fact or omission of fact, or any actual or alleged inaccuracy in any information provided or approved by a Party in connection with this Agreement, including any actual or alleged misstatement, omission or inaccuracy in any filing with any governmental or regulatory body, press release, website, marketing material or other document, or oral presentation or webcast; or, infraction or violation of any policy, laws, rules or regulations of any country with jurisdiction over either party, including, but not limited to, any rules and regulations around securities filings, and/or any related or required public, investor or marketing disclosures, whether or not the Indemnified Persons relied thereon or had knowledge thereof.

In addition, all Parties agree to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, all Parties shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct or bad faith of the Indemnified Person.

12. Limitation of Liability

In no event shall either Party be liable to the other or to any third party for any indirect, incidental, special or consequential damages, or damages for lost profits or loss of business, however caused and under any theory of liability, whether based in contract, tort (including negligence) or other theory of liability, regardless of whether either Party was advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy.

13. Governing Law; Binding Arbitration

This Agreement and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in New York County, New York.

14. Counterparts / Electronic Signature

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of electronic copies bearing the electronic signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such electronic copies shall constitute enforceable original documents.

15. Notices

All notices, consents, waivers or other communications given under this Agreement shall be in writing and given by overnight delivery (by a nationally recognized overnight courier service), personal delivery or by registered or certified mail with postage prepaid and return receipt requested, at the respective addresses of the Parties as set forth above or at the most current address as may be supplied by such Party to the other pursuant to this Agreement.

16. Entire Agreement / Severability

This Agreement and its exhibits constitutes and embodies the entire understanding and agreement of the Parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each Party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof. Any waiver by either Party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement, effective as of the Effective Date.

CLIENT:
COMPANY:		Mangoceuticals, Inc.
Global Career Networks, Inc.		(a Tx corporation, d/b/a Mango Rx)

By:	/s/ Michael Woloshin	By:	/s/ Jacob Cohen
	Michael Woloshin, CEO		Jacob Cohen, CEO

SCHEDULE A

PROJECT AGREEMENT LIST

I. Services

Each Project Agreement includes the Project Duration (“Project Term”), Pricing Details (“Project Fee”), Project Deliverables Sign Off, and the Client Start Up Period and Request For Information Section which provides the time frame and items needed to be provided by Client before the Company for the which will be executed for each project specification for the Services listed below.

Project Specification for Services	Date of Project Agreement	Term	Fee	Notes
Marketing Services	12/01/2022	6 months	100,000 shares	Shares to be issued in book entry with transfer agent Shares to be included in S1 Registration

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

CLIENT:
COMPANY:		Mangoceuticals, Inc.
Global Career Networks, Inc.		(a Tx corporation, d/b/a Mango Rx)

By:	/s/ Michael Woloshin	By:	/s/ Jacob Cohen
	Michael Woloshin, CEO		Jacob Cohen, CEO

EXHIBIT A

PROJECT AGREEMENTS

PROJECT AGREEMENT

MARKETING DELIVERABLES SIGN-OFF FORM

CLIENT START UP PERIOD: Nov 4th 2022 – Nov 30th 2022

START DATE: Dec 1st 2022	COMPLETION DATE: June 1st 2023

PROJECT DURATION: 6 MONTHS	CLIENT: Mangoceuticals, Inc. (a Tx corporation, d/b/a Mango Rx)

PROJECT GOAL: Pilot Marketing campaign Twitter focused to generate awareness, demand and leads.

PROJECT DELIVERABLES:

1.	Setup campaigns for each persona specified by Mango Rx’s team.
2.	Channel will be twitter only.
3.	There are 3 primary campaigns

-	Acquisition Based Campaign (KPI: Transactions, Promo Codes, Event Registrations, and email sign-ups)
-	Impression Based Campaign (KPI: Views, Likes, comments and Retweets)
-	Affinity Groups

4.	Mango Rx team to work with their Marketing partner for the media assets and content for the campaigns.
5.	GCN Team to build the variations internally for each campaign and post.
6.	Landing pages to be built by MangoRx Team.
7.	Tracking and reporting to be discussed based on each campaign.
8.	Reporting will be created once the campaigns are ready by both teams.

PRICING DETAILS:

Global Career Networks, Inc. (“GCN” or the “Company”) will be paid 100,000 shares of Common Stock of the Client (the “Shares”) issuable on the Effective Date of the Agreement.

Registration Rights. If at any time while GCN holds any shares issuable under this Agreement (the “Piggy- Back Period”) the Company proposes to file with the Securities and Exchange Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its securities (other than a Registration Statement on Form S-4 or Form S-8 (or their equivalents at such time) relating to equity securities issuable in connection with stock option or other employee benefit plans), the Company shall include the Shares on such Registration Statement.

INTERNAL REMARKS:	CLIENT’S REMARK(S):

PROJECT AGREEMENT

REQUEST FOR INFORMATION (RFI)

Client must provide the following items before GCN can begin providing Services under this Project Agreement: Will be discussed during Onboarding calls prior to start date.

RESPONSE TO RFI

RESPONSE BY: Jacob Cohen	DATE: 12/6/2022

CLIENT INFORMATION FOR INVOICE:	NAME: Mangoceuticals, Inc. (a Tx corporation, d/b/a Mango Rx) ADDRESS: 15110 N. Dallas Pkwy, Suite 600, Dallas, TX 75248 CONTACT NUMBER: EMAIL ID: jacob@mangorx.com

General Provisions:

1.	Any changes or addition to the PA or Services outlined in this document may be subject to the execution of an additional PA and may affect both timing and cost.
2.	Delays in the delivery of required information from Client and/or associated third parties may result in delays to project delivery dates. Such delays may also affect the final cost of the Project. Company will communicate the impact of such delays within three working days.
3.	The parties agree to assign adequate internal and external resources and personnel to meet the timing and distribution forecast outlined in this Agreement.
4.	It is assumed that any materials, including intellectual property, whether owned by Client or a third party, submitted to Company by Client have been properly licensed for usage.
5.	Company will provide Client with regular and consistent reporting on project progress, status, issues, or delays.
6.	In the event of delays, which are the sole responsibility of the parties, they will take all necessary steps to avoid impacting timing outlined in this Agreement.

Client’s Signature for Mangoceuticals, Inc.

By:	/s/ Jacob Cohen
Jacob Cohen, CEO